EXHIBIT 15

[LETTER HEAD OF CASTLERIGG MASTER INVESTMENTS LTD.]

August 18, 2006

VIA FACSIMILE AND
OVERNIGHT COURIER

Earth Biofuels, Inc.
3001 Knox Street, Suite 403,
Dallas, Texas 75205
Attention: Dennis McLaughlin
Facsimile No. (214) 389-9806

Event of Default Redemption Notice

Ladies and Gentlemen:

Reference is made to the Senior Convertible Note issued by Earth Biofuels, Inc., a Delaware corporation (the "Company"), to Castlerigg Master Investments Ltd., in the original principal amount of $11.5 million (the "Note"), pursuant to the Securities Purchase Agreement, dated as of July 24, 2006 (the "Securities Purchase Agreement"), by and among the Company and the investors listed on the Schedule of Buyers attached thereto. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Note or the Securities Purchase Agreement.

This notice constitutes an Event of Default Redemption Notice in accordance with the terms of Section 4(b) of the Note. Among other things, and without limiting any right the undersigned may have to declare other defaults or Events of Default by the Company, the Company has breached representations, warranties, covenants, and other terms and conditions in Transaction Documents. Each breach is incapable of being cured (and, in any event, the Company has failed to cure each breach within ten consecutive Business Days), and each breach has had a cost or adverse impact on the Holders in excess of $250,000, and, therefore, Events of Default have occurred as set forth in Section 4(a)(x) of the Note.

On August 4, 2006, Greenwich Power II, L.L.C. ("GP II"), Greenwich Power, L.L.C. ("GP"), and Lance A. Bakrow filed a Schedule 13D (the "Greenwich 13D") that disclosed, among other things:

1.
GP II, GP, and Mr. Bakrow "may be deemed to own beneficially" 22,000,000 shares of Common Stock of the Company, "representing approximately 9.3% of the Adjusted Outstanding Shares [as defined by the Greenwich 13D], . . . based on [the] shares of Common Stock outstanding as set forth in the [Company's] Form 8-K filed on July 24, 2006."

August 18, 2006

2.
On July 20, 2006, Apollo Resources International, Inc., a Utah corporation ("Apollo"), GP II and GP entered into a securities purchase agreement (the "Greenwich Transaction"), whereby GP II acquired (a) $8,000,000 in principal amount of 8% Exchangeable Notes due May 31, 2011 (the "Apollo Notes") issued by Apollo (the principal and accrued interest of such Apollo Notes being exchangeable at any time prior to maturity at the option of the holder for shares of Common Stock of the Company presently owned of record by Apollo at an exchange price of $1.00 per share, subject to certain adjustments); and (b) a presently exercisable and in-the-money option expiring May 31, 2011 to purchase from Apollo up to 8,000,000 shares of Common Stock of the Company presently owned of record by Apollo at an exercise price equal to the lesser of (i) $1.50 per share or (ii) 80% of the average of the last reported sale prices of the Common Stock on each trading day during the 30 consecutive calendar days immediately preceding the effective date of exercise (the "Apollo Option").

3.
Each of GP II and GP is a party to registration rights agreements with Apollo, dated July 20, 2006, pursuant to which Apollo has agreed to cause the Company to file with the SEC one or more registration statements relating to the shares of Common Stock transferable upon exercise and/or exchange of the Apollo Notes and Apollo Option (the "Greenwich Registration Rights"). In addition, the Company has agreed to comply with such registration rights agreements.

4.
Mr. Bakrow owns a presently exercisable and in-the-money warrant expiring May 31, 2011 to purchase from the Company 4,000,000 shares of Common Stock of the Company at an exercise price of $0.25 per share (the "Bakrow Warrant") and Mr. Bakrow is entitled to registration rights related thereto (the "Bakrow Registration Rights").

The Greenwich 13D reveals that multiple breaches of Transaction Documents constituting multiple Events of Default have occurred, including, without limitation the following:

1.
In Section 3(r) of the Securities Purchase Agreement, the Company represented and warranted that, except as disclosed in Schedule 3(r) to the Securities Purchase Agreement, (i) there are no options, warrants, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities. The Company has breached Section 3(r) because Schedule 3(r) did not disclose the occurrence of the Greenwich Transaction, including, without limitation, (i) the issuance by Apollo of the Apollo Note and the Apollo Option, (ii) the existence of the Bakrow Warrant, and (iii) the existence of the Greenwich Registration Rights and the Bakrow Registration Rights.

August 18, 2006

2.
In Section 3(r) of the Securities Purchase Agreement, the Company also represented and warranted that Schedule 3(r) to the Securities Purchase Agreement set forth the shares of Common Stock owned beneficially or of record and Common Stock Equivalents held by each director and executive officer of the Company. In Schedule 3(r), the Company purported to set forth Common Stock beneficially owned by Apollo, whose chief executive officer is also the chief executive officer of the Company. In particular, the Company stated in Schedule 3(r) that Apollo beneficially owned 61.7% of the Common Stock of the Company. That was a material misstatement because, as revealed in the Greenwich 13D, GP II and GP are beneficial owners of the shares of Common Stock of the Company that Apollo would transfer to them upon exercise or exchange, as applicable, of the Apollo Option and Apollo Note, respectively. Schedule 3(r) incorrectly stated that those shares are beneficially owned by Apollo without qualification. By making this misstatement in Schedule 3(r) of the Securities Purchase Agreement, the Company breached Section 3(r) of the Securities Purchase Agreement in this respect as well.

3.
Under Section 3(kk) of the Securities Purchase Agreement, the Company represented and warranted that all disclosure provided to the Buyers regarding the Company, its business and the transactions contemplated by the Securities Purchase Agreement and the other Transaction Documents, including the Schedules to the Securities Purchase Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has breached Section 3(kk) of the Securities Purchase Agreement by (a) omitting the occurrence of the Greenwich Transaction on Schedule 3(r), (b) materially misstating on Schedule 3(r) that Apollo beneficially owned 61.7% of the Common Stock of the Company without qualification, notwithstanding the existence of the Apollo Notes and Apollo Options, and (c) omitting to disclose the Greenwich Transaction, including without limitation the Apollo Note and the Apollo Option, the Bakrow Warrant, the Greenwich Registration Rights, and the Bakrow Registration Rights.

4.
The breaches of Section 3(kk) of the Securities Purchase Agreement described in the preceding paragraph also are breaches of Section 3(k) of the Securities Purchase Agreement. In Section 3(k), the Company represented and warranted that no information it had provided to the Buyers that it had not filed with the SEC contained any untrue statement of a material fact, or omitted to state any material fact the statement of which was necessary avoid being misleading.

5.
Under Section 2(b) of the Registration Rights Agreement, the Company was required to disclose on Schedule 2(b) to the Registration Rights Agreement all agreements by the Company to provide registration rights to any person with respect to Common Stock of the Company. The Company has breached Section 2(b) of the Registration Rights Agreement by failing to disclose on Schedule 2(b) to the Registration Rights Agreement the existence of the Greenwich Registration Rights and the Bakrow Registration Rights.

August 18, 2006

6.
The Company has breached Section 5(b) of the Note by failing to disclose the occurrence of an Event of Default to the holders of each Note within one Business Day after the occurrence thereof, as required by Section 5(b).

As a result of the occurrence of the above mentioned Events of Default, the undersigned hereby notifies the Company of its election to exercise its redemption right pursuant to Section 4(b) of the Note and hereby submits this Event of Default Redemption Notice. The undersigned hereby elects to redeem the entire Note in full at the aggregate Event of Default Redemption Price of $14,624,024. The Company shall pay to the undersigned Holder the Event of Default Redemption Price within five Business Days from the receipt of this Event of Default Redemption Notice pursuant to Section 13(a) of the Note.

This letter is without prejudice to the undersigned, and the undersigned fully and specifically reserves any and all rights, powers, privileges and remedies under the Transaction Documents or otherwise, including without limitation the right to seek rescissionary relief and/or damages from a court of competent jurisdiction. Nothing herein shall be construed to suggest that there are not currently existing other Events of Default, and the undersigned reserves all of its rights with respect to any such Events of Default.

This letter shall not entitle the Company or any other party to further notice or demand.

Sincerely yours,

Castlerigg Master Investments Ltd.
By: Sandell Asset Management Corp.

By:	/s/ Timothy O'Brien
Name: Timothy O'Brien
Title: Chief Financial Officer
Address:
c/o Sandell Asset Management
40 West 57th Street
26th Floor
New York, NY 10019

Cc:	Roger A. Crabb, Esq., Scheef & Stone, LLP
Eleazer Klein, Esq., Schulte Roth & Zabel, LLP
Alan Glickman, Esq., Schulte Roth & Zabel, LLP